Exhibit 4.4 Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of July __, 2004, among KNIGHT FULLER, INC., a Delaware corporation (the “Corporation”) and Messrs. R. Michael Collins, Robert E. Dixon, William G. Knuff, III and Jason K. Moore (collectively, the “Stockholders”).

WHEREAS, The Stockholders own Common Stock (as defined below) and options to purchase Common Stock from the Company (the “Options”).

WHEREAS, the Stockholders have rendered various services to the Corporation and the Corporation may request that one or more of the Stockholders assist the Corporation with respect to the transactions and transitions contemplated by the Purchase Agreement (as defined below), and the Stockholders will agree to render such services on terms and conditions to be determined by the Corporation and the Stockholder(s) as each may determine in their sole discretion at the time such services are required.

 WHEREAS, the Stockholders deem it to be in their respective best interests to enter into this Agreement to set forth the rights of the Stockholders with respect to registering their Common Stock and Common Stock underlying the Options.

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and the Stockholder hereby agree as follows:

Definitions

.  The following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Business Day” means any day that is not (i) a Saturday, Sunday or (ii) a day on which the New York Stock Exchange is closed.

“Common Stock” means the Common Stock, $0.0001 par value per share of the Corporation.

“Company Shares” means any shares of Common Stock issued to the Stockholder.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase Agreement” means that certain Purchase and Exchange Agreement dated as of July 23, 2003 among the Corporation, Opus International, LLC and the Corporation.

“Registrable Shares” means Restricted Shares that constitute Common Stock.

“Registration Statement” shall mean any registration statement of the Corporation which covers any of the Registrable Shares and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

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“Restricted Shares” means shares of Common Stock, and includes (i) shares of Common Stock which may be issued as a dividend or distribution or any issuance contemplated in the Purchase Agreement, (ii) any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock, and (iii) any securities received in respect of the foregoing, in each case in clauses (i) through (iii) that at any time are held by the Stockholder.  As to any particular Restricted Shares, such Restricted Shares shall cease to be Restricted Shares when (A) the offer and sale of such shares have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and they have been disposed of pursuant to and in the manner described in such effective Registration Statement, (B) they are sold or distributed pursuant to Rule 144, (C) they have been otherwise transferred and new certificates or other evidences of ownership for them not bearing a restrictive legend and not subject to any stop transfer order or other restriction on transfer have been delivered by the Corporation or the issuer of other securities issued in exchange for the Restricted Shares, or (D) they have ceased to be outstanding.

Piggyback Registration Rights

If the Corporation at any time proposes for any reason, to register shares of Common Stock under the Securities Act, except for a registration of shares on Form S-8, the Corporation promptly shall give written notice to the Stockholders of its intention to so register such offer and sale and, upon the written request, delivered to the Corporation within 30 days after delivery of any such notice by the Corporation, of the Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being included in such registration; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration the Corporation shall determine for any reason either not to register or to delay registration of such securities, the Corporation, at its election, may give written notice of such determination to each holder of Registrable Shares and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration, and (ii) in the case of a determination to delay registering any Registrable Shares, shall be permitted to delay registering any Registrable Shares, for the same period as the delay in registering such other securities.

Section 1.

Miscellaneous.

(a)

Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Corporation and the Stockholders and, subject to Section 5(b), the respective successors and assigns of the Corporation and the Stockholders.  This Agreement is not intended to create any third party beneficiaries.

(b)

Assignment.  The Stockholders may not assign his rights hereunder.

(c)

Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)

Entire Agreement.  This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect hereto and thereto.

(e)

Notices.  All communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier guaranteeing next day delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address below or such other address as such party may hereafter designate in writing:

if to the Corporation, to:

Knight Fuller, Inc.

12753 Mulholland Drive

Beverly Hills, CA 90210

if to the Stockholders, to each Stockholder at the address indicated on Schedule I hereto.

All such notices, requests, consents and other communications shall be deemed to have been given and received (i) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (ii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the third Business Day after the posting thereof.

(f)

Modifications; Amendments; Waivers.  The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Corporation and the Stockholder.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(g)

Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts (each of which may be transmitted via facsimile), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(h)

Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(i)

Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

(j)

Jurisdiction and Venue.

(i)

Each of the parties hereto hereby irrevocably and unconditionally submits, for himself, herself or itself and its, his or her property, to the nonexclusive jurisdiction of any State of Delaware state court or federal court of the United States of America sitting in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such State of Delaware state court or, to the extent permitted by law, in any such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)

Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent that he, she or it may legally and effectively do so, any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any State of Delaware state or federal court sitting in the State of Delaware.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)

Each of the parties further agrees that the mailing of any process required by any such court by certified or registered mail, return receipt requested, to the address for notice herein provided shall constitute valid and lawful service of process against him, her or it, without the necessity for service by any other means provided by law.

(k)

Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(l)

Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(m)

Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first written above.

COMPANY:

KNIGHT FULLER, INC.

By:

Name:

Title:

  R. Michael Collins

  Robert E. Dixon

  William G. Knuff, III

  Jason K. Moore

{00043189; 4; 7112-5}

{00043189; 4; 7112-5}

SCHEDULE I

Stockholder

R. Michael Collins

35 Belgrave Avenue

San Francisco, CA 94117

(415) 407-1480

Robert E. Dixon

70 Somerset Road

Piedmont, CA 94611

William G. Knuff, III

2710 Easton Dr.

Burlingame, CA 94010

Jason K. Moore

930 Acoma Street, #205

Denver, CO 80204